Exhibit 5.1

June 6, 2005

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 6060

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 8,000,000 shares (the “Securities”) of Common Stock, par value $0.01 per share, of General Growth Properties, Inc., a Delaware corporation (the “Company”),which are to be issued from time to time pursuant to the Company’s 1998 Incentive Stock Plan, as amended (the “Plan”), I, as Vice President and Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I am of the opinion that the Securities have been duly authorized and, upon issuance as described in the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction .

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

Very truly yours,

/s/ LINDA J. WIGHT

Linda J. Wight
Vice President and Associate General Counsel
General Growth Properties, Inc.